Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 14, 2000 relating to the financial statements, which appears in the 2000 Annual Report to Shareholders of Pharmacyclics, Inc., which is incorporated by reference in Pharmacyclics, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 13, 2001